Exhibit 99.2

GROUP AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Envestnet, Inc., a Delaware corporation (the “Company”);

WHEREAS, Impactive Capital Master Fund LP, a Cayman Islands exempted limited partnership, Impactive Capital LP, a Delaware limited partnership, Impactive Capital LLC, a Delaware limited liability company, Lauren Taylor Wolfe and Christian Asmar (collectively, “Impactive Capital”), Wendy Lane, Thomas C. Naratil and Michael J. Stanton (collectively, the “Group”), wish to form the Group for the purpose of working together to enhance stockholder value at the Company, including seeking the election of Ms. Lane, Mr. Naratil, Mr. Stanton and Ms. Taylor Wolfe, to the Board of Directors of the Company (the “Board”) at the 2023 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 4th day of January 2023 by the parties hereto:

1.       If applicable, in accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his/her/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.        So long as this Group Agreement (the “Agreement”) is in effect, each of Ms. Lane, Mr. Naratil and Mr. Stanton agrees to provide Impactive Capital advance written notice prior to effecting any purchase, sale, acquisition or disposition of any securities of the Company which he or she has, or would have, direct or indirect beneficial ownership so that Impactive Capital has an opportunity to review the potential implications of any such transaction in the securities of the Company and pre-clear any such potential transaction in the securities of the Company by Ms. Lane, Mr. Naratil or Mr. Stanton. Each of Ms. Lane, Mr. Naratil and Mr. Stanton agrees that he or she shall not undertake or effect any purchase, sale, acquisition or disposition of any securities of the Company without the prior written consent of Impactive Capital.

3.       Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Group to the Board at the Annual Meeting, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

4.       Impactive Capital shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

5.       Each of the undersigned agrees that any filing with the Securities and Exchange Commission, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by Impactive Capital, or its representatives, which approval shall not be unreasonably withheld.

6.       The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Except as provided in Section 1, nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he, she or it deems appropriate, in his, her or its sole discretion, provided that all such transactions are made in compliance with all applicable securities laws.

7.       This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.       This Agreement is governed by and will be construed in accordance with the laws of the State of New York. Any legal action or proceeding arising out of the provisions of this Agreement or the parties’ investment in the Company shall be brought and determined in the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

9.       The parties’ rights and obligations under this Agreement (other than the rights and obligations set forth in Section 4 and Section 8 of this Agreement and pursuant to those certain Indemnification Agreements between Impactive Capital and each of Ms. Lane, Mr. Naratil and Mr. Stanton, which shall survive any termination of this Agreement) shall terminate immediately after the conclusion of the activities set forth in Section 3 or as otherwise agreed to by the parties. Notwithstanding the foregoing, any party hereto may terminate his/her/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by email to Elizabeth Gonzalez-Sussman at Olshan at egonzalez@olshanlaw.com.

10.       Each party acknowledges that Olshan shall act as counsel for both the Group and Impactive Capital and its affiliates relating to their investment in the Company.

11.       The terms and provisions of this Agreement may not be modified, waived or amended without the written consent of each of the parties hereto.

12.       To the extent required by applicable law, each of the undersigned parties hereby agrees that this Agreement shall be described in any proxy statement required to be filed in connection with the activities set forth in Section 3.

13.       If applicable, each of the undersigned Parties hereby agrees that this Agreement shall be filed as an exhibit to any Schedule 13D required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Impactive Capital LP

By:	Impactive Capital LLC
its General Partner

By:	/s/ Lauren Taylor Wolfe
	Name:	Lauren Taylor Wolfe
	Title:	Managing Member

Impactive Capital LLC

By:	/s/ Lauren Taylor Wolfe
	Name:	Lauren Taylor Wolfe
	Title:	Managing Member

/s/ Lauren Taylor Wolfe
Lauren Taylor Wolfe

/s/ Christian Asmar
Christian Asmar

/s/ Wendy Lane
Wendy Lane

/s/ Thomas C. Naratil
Thomas C. Naratil

/s/ Michael J. Stanton
Michael J. Stanton